Exhibit 99.1

Northern Oil and Gas, Inc. Provides First Quarter 2012 Production and Drilling Update and Provides Oil Derivative Summary

WAYZATA, MINNESOTA — April 16, 2012 — Northern Oil and Gas, Inc. (NYSE/AMEX: NOG) (“Northern Oil”) today provided a first quarter production and drilling update and recent oil derivative summary.

PRODUCTION UPDATE

Northern Oil expects to provide production updates on a going-forward basis shortly after the end of each fiscal quarter once the majority of quarterly production data becomes available.  Given Northern Oil’s significant inventory of non-operated wells, management believes these quarterly updates will be an effective way to supplement the annual guidance previously provided.

Northern Oil expects first quarter 2012 production to increase approximately 20% compared to fourth quarter 2011, resulting in an average of approximately 8,500 barrels of oil equivalent per day.  During the first two months of the quarter, the weighted average days on production was approximately 49 out of a possible 60 producing days, or approximately 82% of potential producing days.  The weighted average days on production was impacted by non-producing days caused by work-over activities primarily related to the drilling of infill wells and seasonal take away constraints.  Preliminary estimates of March’s weighted average days on production appear to be consistent with the first two months of the first quarter.  Northern Oil believes the weighted average days on production will improve as seasonal take away constraints reduce and work-over delays lessen.

DRILLING & COMPLETIONS UPDATE

During the first quarter of 2012, approximately 128 gross (13.4 net) wells were completed and placed into production.  As of March 31, 2012, Northern Oil’s developed wells totaled 792 gross (71.8 net).

As of March 31, 2012, Northern Oil was participating in an additional 158 gross (16.5 net) Bakken or Three Forks wells that were drilling, completing or awaiting completion.

DERIVATIVES UPDATE

As of April 13, 2012, Northern Oil’s open oil derivative contracts were as follows:

Costless Collars
Contract Period	Volume (bbls)	Weighted Average Floor/Ceiling Price (per Bbl)
2012	1,072,000	$91 - $107
2013	2,033,000	$90 - $105
Total	3,105,000	$90 - $105

Swaps
Contract Period	Volume (bbls)	Weighted Average Price (per Bbl)
2012	700,000	$93
2014	240,000	$100
Total	940,000	$95

MANAGEMENT COMMENT

Michael Reger, Chief Executive Officer, commented, “In lieu of quarterly production guidance, we hope quarterly production updates will create greater transparency regarding our production in a more timely manner.”  He continued, “We are encouraged by the pace of drilling and completion activity in 2012.  Approximately 39% of our total producing net wells were brought online during the most recent two fiscal quarters.  This represents a significantly accelerating pace of development on our acreage. We continue to execute our strategy of acquiring high quality, non-operated acreage and turning it efficiently to production and cash flow.”

ABOUT NORTHERN OIL AND GAS

Northern Oil and Gas, Inc. is an exploration and production company with a core area of focus is the Williston Basin Bakken and Three Forks play in North Dakota and Montana.

More information about Northern Oil and Gas, Inc. can be found at www.NorthernOil.com.

SAFE HARBOR

This press release contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”).  All statements other than statements of historical facts included in this report regarding our financial position, business strategy, plans and objectives of management for future operations, industry conditions, and indebtedness covenant compliance are forward-looking statements.  When used in this report, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes.  Items contemplating or making assumptions about, actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond our Company’s control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following: oil and gas prices, general economic or industry conditions, nationally and/or in the communities in which our Company conducts business, changes in the interest rate environment, legislation or regulatory requirements, conditions of the securities markets, our ability to raise capital, changes in accounting principles, policies or guidelines, financial or political instability, acts of war or terrorism, and other economic, competitive, governmental, regulatory and technical factors affecting our Company’s operations, products, services and prices.

We have based these forward-looking statements on our current expectations and assumptions about future events.  While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control.

CONTACT:

Investor Relations
Erik Nerhus
952-476-9800